CONTACTS:
Investors
Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

Media
Silvia M. Larrieu
media@amerantbank.com
(305) 441-8414

AMERANT REPORTS SECOND QUARTER 2021 NET INCOME OF $16.0 MILLION, DILUTED EARNINGS PER SHARE OF $0.42

Results include key actions taken to improve ongoing profitability

CORAL GABLES, FLORIDA, July 21, 2021. Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) (the “Company” or “Amerant”) today reported net income attributable to the Company of $16.0 million in the second quarter of 2021, or $0.42 per diluted share, compared to net income attributable to the Company of $14.5 million, or $0.38 per diluted share, in the first quarter of 2021 and net loss attributable to the Company of $15.3 million, or $0.37 per diluted share, in the second quarter of 2020. Pre-provision net revenue (“PPNR”) (non-GAAP) was $15.4 million in the second quarter of 2021, a decrease from $18.1 million in the first quarter of 2021, and a decrease from $29.3 million in the second quarter of 2020. Core pre-provision net revenue (“Core PPNR”) (non-GAAP) was $16.9 million in the second quarter of 2021, an increase from $15.8 million in the first quarter of 2021, and a decrease from $23.0 million in the second quarter of 2020. Second quarter of 2020 included $7.8 million in deferred expenses directly related to the origination of PPP loans.
Annualized return on assets (“ROA”) and return on equity (“ROE”) were 0.83% and 8.11%, respectively, in the second quarter of 2021, compared to 0.76% and 7.47%, respectively, in the first quarter of 2021. Second quarter of 2020 ROA and ROE were negative 0.75% and 7.21%, respectively.
Jerry Plush, vice chairman and CEO said, “We are pleased to report improved results this quarter, even while taking a number of important actions to lower future funding costs and operating expenses. We are excited about the fintech partnerships we recently announced, as well as our new marketing agency partner. We believe these partnerships will help us drive greater brand recognition and profitable growth, leading to further improvement in operating results in the coming quarters.”

Summary Results

Results of the second quarter ended June 30, 2021 were as follows:

•Net income was $16.0 million in the second quarter of 2021, up 10.4% from $14.5 million in the first quarter of 2021. In the second quarter of 2020 there was a net loss of $15.3 million. Core net income (non-GAAP) was $17.2 million in the second quarter of 2021 compared to core net income of $12.6 million in the first quarter of 2021 and core net loss (non-GAAP) of $20.3 million in the second quarter of 2020.

•Net Interest Income (“NII”) was $50.0 million, up 5.1% from $47.6 million in the first quarter of 2021, and up 7.9% from $46.3 million in the second quarter of 2020. Net interest margin (“NIM”) was 2.81% in the second quarter of 2021, up 15 basis points from 2.66% in the first quarter of 2021 and up 37 basis points from 2.44% in the second quarter of 2020.

•A release of $5.0 million from the allowance for loan losses was recorded during the second quarter of 2021, compared to a $48.6 million provision recorded in the second quarter of 2020. No provision for loan losses was recorded during the first quarter of 2021. The ratio of allowance for loan losses (“ALL”) to total loans was 1.86% as of June 30, 2021, down from 1.93% as of March 31, 2021 and down from 2.04% as of June 30, 2020. The ratio of net charge-offs to average total loans in the second quarter of 2021 was 0.12% compared to 0.13% in the second quarter of 2020. There were no net charge offs recorded in the first quarter of 2021.

•Noninterest income was $15.7 million in the second quarter of 2021, up 11.1% from $14.2 million in the first quarter of 2021, and down 20.4% from $19.8 million in the second quarter of 2020, as second quarter of 2020 included higher net gains on sale of securities.

•Noninterest expense was $51.1 million, up 17.2% from $43.6 million in the first quarter of 2021, and up 39.2% from $36.7 million in the second quarter of 2020, as second quarter of 2021 included higher nonrecurring charges.

•The efficiency ratio was 77.8% in the second quarter of 2021, compared to 70.7% in the first quarter of 2021, and 55.6% for the second quarter of 2020. Core efficiency ratio (non-GAAP) was 74.45% in the second quarter of 2021, compared to 73.35% in the first quarter of 2021, and 60.65% for the second quarter of 2020.

•Total loans were $5.6 billion at June 30, 2021, down $146.3 million, or 2.5%, compared to March 31, 2021. Total deposits were $5.7 billion at June 30, 2021, slightly down $3.2 million, or 0.1%, compared to March 31, 2021.

•Stockholders’ book value per common share attributable to the Company increased to $21.27 at June 30, 2021, compared to $20.70 at March 31, 2021. Tangible book value per common share (“TBV”) (non-GAAP) increased to $20.69 as of June 30, 2021, compared to $20.13 at March 31, 2021.

Credit Quality
The ALL was $104.2 million as of the close of the second quarter of 2021, compared to $110.9 million at the close of the first quarter of 2021 and $119.7 million at the close of the second quarter of 2020. The Company released $5.0 million from the allowance for loan losses in the second quarter of 2021, compared to a $48.6 million provision for loan losses in the second quarter of 2020. No provision for loan losses was recorded during the first quarter of 2021. The reserve release during the second quarter of 2021 was primarily attributed to the improving macro-economic conditions and credit outlook, as the Florida and Texas economies continue to recover from the pandemic. The decrease in loan portfolio outstanding balance when compared to the first quarter of 2021, also contributed to lower reserve requirements. Offsetting the release were loan downgrades and additional reserves allocated in connection with the COVID-19 pandemic, primarily due to slower economic recovery of the New York market. The ALL associated with the pandemic was $14.8 million in the second quarter, compared to $10.5 million in the first quarter of 2021, and $32.9 million in the second quarter of 2020 at the onset of the pandemic.
Classified loans totaled $122.6 million at the end of the second quarter of 2021 compared to $91.3 million and $87.6 million in the first quarter of 2021 and second quarter of 2020, respectively. These loans increased $31.3 million, or 34.3%, compared to the first quarter of 2021 and $35.1 million, or 40.1%, compared to the second quarter of 2020. The quarter-over-quarter increases were primarily driven by the downgrade of three Commercial Real Estate (“CRE”) loans totaling $40.0 million, primarily in New York due to increased vacancies, and one commercial loan totaling $2.7 million. These increases were partially offset by upgrades of three loans totaling $6.2 million, the charge-off of two loans totaling $1.4 million and loan pay downs and payoffs during the second quarter of 2021. The year-over-year increase was primarily due to the loans mentioned above, as well as, specific loan downgrades disclosed in previous quarters. These loans include downgrades of a $12.7 million loan to a food wholesaler with exposure to the cruise industry, and two CRE multifamily loans totaling $9.9 million. Classified loans include the $39.8 million Coffee Trader loan relationship, out of which $19.3 million were charged-off and $0.9 million was offset as partial payment during the third quarter of 2020, with an outstanding balance of $19.6 million as of the second quarter of 2021

Special mention loans as of June 30, 2021 totaled $92.5 million, a decrease of $17.1 million, or 15.6%, from $109.6 million as of March 31, 2021. This decrease was primarily due to the downgrade to substandard of a $12.1 million CRE loan and a $2.7 million commercial loan, as well as the upgrade to pass of a $1.4 million owner occupied loan; partially offset by the downgrade to special mention of a $2.6 million CRE loan. Special mention loans as of June 30, 2021 increased $69.6 million, or 304.3%, compared to the second quarter of 2020, due to downgrades disclosed in previous quarters, primarily a $28.2 million CRE retail loan, two commercial loans totaling $36.5 million and two owner occupied loans totaling $14.6 million; and partially offset primarily by the payoff of a $7.2 million construction loan. All special mention loans remain current.

Non-performing assets totaled $121.5 million at the end of the second quarter of 2021, an increase of $31.6 million or 35.1%, compared to the first quarter of 2021, and $44.2 million, or 57.2%, compared to the second quarter of 2020 due to the increase in classified loans described above. The ratio of non-performing assets to total assets was 161 basis points, up 45 basis points from the first quarter of 2021 and up 66 basis points from the second quarter of 2020. In the second quarter of 2021, the ratio of ALL to non-performing loans decreased to 86.0%, from 123.9% at March 31, 2021 and 154.9% at the close of the second quarter of 2020. During the second quarter of 2021 the Company obtained independent third-party collateral valuations on the majority of non-performing loans supporting current ALL levels. No additional loan loss reserves were deemed necessary as a result of these valuations.

As of June 30, 2021, $54.4 million, or 1.0% of total loans, were still under applicable deferral and/or forbearance periods, a decrease from $61.5 million, or 1.1% of total loans, at the end of first quarter 2021, and significantly down from $1.1 billion, or 19.3% of total loans, at the beginning of the loan loss mitigation programs established in April 2020 in response to the pandemic. The quarter-over-quarter decrease was primarily due to $7.1 million in CRE loans that resumed regular payments after deferral and/or forbearance periods ended.

Additionally, 100% of the loans under deferral and/or forbearance are secured by real estate collateral with average Loan to Value (“LTV”) of 83% as of June 30, 2021, based on recent appraisal valuations. All loans that have moved out of forbearance status have resumed regular payments. The Company continues to closely monitor the performance of the remaining loans in deferral and/or forbearance periods under the terms of the temporary relief granted.

Loans and Deposits
Total loans as of June 30, 2021 were $5.6 billion, down $146.3 million, or 2.5%, compared to March 31, 2021. This decrease was primarily due to loan production being offset by (i) approximately $260 million in prepayments received in both CRE and C&I loans, (ii) the sale of $95.1 million in PPP loans in May of 2021; and (iii) $59.9 million in PPP loan forgiveness processed, while loan demand slowly recovers and pricing competition has intensified. During the second quarter of 2021, Amerant continued purchasing higher yielding consumer loans, as planned. Consumer loans, which include $62 million of higher-yielding indirect consumer lending, increased $32.0 million, or 11.5%, quarter over quarter.

As of June 30, 2021, total PPP loans outstanding were $23.6 million, or 0.4% of total loans, compared to $164.8 million, or 2.9% of total loans as of March 31, 2021. The Company estimates as of June 30, 2021, there were $131.4 million of deposits related to PPP loans compared to $173.2 million as of March 31, 2021.

During May 2021, Amerant Mortgage started taking loan applications, and, as previously announced, acquired an Idaho-based operation which allows it to operate its mortgage business nationally with direct access to important federal housing agencies.

Core deposits as of June 30, 2021 were $4.0 billion, an increase of $245.9 million or 6.5%, compared to March 31, 2021. This includes noninterest bearing deposits of $1.07 billion as of June 30, 2021 compared to $0.98 billion as of March 31, 2021. Total deposits as of June 30, 2021 totaled $5.7 billion, slightly down $3.2 million, or 0.1%, compared to March 31, 2021. Domestic deposits totaled $3.1 billion, down $35.0 million, or 1.1%, compared to March 31, 2021, while foreign deposits totaled $2.5 billion, up $31.8 million, or 1.3%, compared to March 31, 2021.

The quarter-over-quarter decline in total deposits was primarily attributable to a $145.1 million, or 10.5%, reduction in customer CDs compared to the prior quarter, as the Company continued to lower CD rates and focus on increasing core deposits and emphasizing multi-product relationships versus single product higher-cost CDs. This decline in CDs includes a $25.8 million, or 17.2%, reduction in online CD balances. During the second quarter of 2021 brokered deposits also decreased $21.5 million, or 3.9%. Brokered time and brokered interest bearing demand deposits decreased by $104.0 million and $41.7 million, respectively, offset by a $124.2 million increase in brokered money market deposits. The decreases in total customer CDs and brokered deposits were partially offset by an increase of $163.5 million, or 4.4%, in customer transaction accounts, with savings and money market, noninterest bearing and interest bearing deposits contributing 39%, 54% and 7% to such growth, respectively.

Net Interest Income and Net Interest Margin

Second quarter 2021 NII was $50.0 million, up $2.4 million, or 5.1%, from $47.6 million in the first quarter of 2021 and up $3.6 million, or 7.9%, from $46.3 million in the second quarter of 2020. The quarter-over-quarter increase was primarily driven by higher average loan yields due to (i) lower net amortization of net deferred loan origination costs in the second quarter due to PPP loan forgiveness activity during the first quarter in connection with the first round of PPP loans, which had higher deferred loan origination costs; (ii) an increase in higher-yielding consumer loans, as well as lower overall customer deposit costs and declines in average balances on customer and brokered CDs. Lower cost and average balances on FHLB advances and other borrowings also contributed to the increase in NII. In May 2021, the Company repaid $235 million fixed-rate FHLB advances and modified rates on $285 million of additional borrowings, resulting in $3.6 million in annual savings and $2.5 million savings for the remainder of 2021. Offsetting the increase in NII were lower average loan balances due to higher prepayment activity and lower loan production as the economy slowly recovers from the COVID-19 pandemic. Also contributing to the offset were lower average balances and yields on available for sale securities due to prepayments and sale of securities in the first and second quarters.

The year-over-year increase in NII was primarily driven by higher average loan yields and significantly lower costs across all deposit types as well as lower average balances on customer and brokered time deposits. Lower cost and average balances on FHLB advances and other borrowings also contributed to the increase. Offsetting the year-over-year NII increase were lower average loan balances as well as lower average balances and yields on available for sale securities. Additionally, the company completed its offering of $60.0 million of 5.75% senior notes in June 2020 contributing to the offset to NII during the period.

NIM was 2.81% in the second quarter of 2021, up 15 basis points from 2.66% in the first quarter of 2021 and up 37 basis points from 2.44% in the second quarter of 2020. As in previous quarters, during the second quarter of 2021, Amerant continued to focus on offsetting ongoing NIM pressure by (i) decreasing cost of funds via strategic repricing of customer time and relationship money market deposits and restructuring of FHLB advances; and (ii) proactively seeking to increase spreads in loan origination.

As of June 30, 2021, Amerant had $364 million of time deposits maturing in the third quarter of 2021. This is expected to decrease the average cost of CDs by approximately 12bps and the overall cost of deposits by approximately 3bps.

Noninterest income
In the second quarter of 2021, noninterest income was $15.7 million, up 11.1% from $14.2 million in the first quarter of 2021. The increase was primarily driven by a net gain of $3.8 million in connection with the sale of $95.1 million of PPP loans in May 2021 and $1.1 million in higher customer derivative income. The quarter-over-quarter increase in noninterest income was partially offset by a $2.5 million net loss on early extinguishment of FHLB advances as the company repaid $235 million of these borrowings and a decrease of $1.2 million in net gain on sale of securities compared to the previous quarter. In the second quarter of 2021, Amerant realized a total net gain on sale of securities of $1.3 million. Core noninterest income (non-GAAP) was $13.1 million in the second quarter of 2021 compared to $11.6 million in the first quarter of 2021 and $12.1 million in the second quarter of 2020.

Noninterest income decreased $4.0 million, or 20.3%, from $19.8 million in the second quarter of 2020. The year-over-year decrease in noninterest income was primarily driven by a $6.4 million decrease in net gains on sale of securities as well as a $2.5 million net loss on early extinguishment of FHLB advances incurred during the second quarter of 2021, as previously mentioned. Lower customer derivative income in the current period compared to the second quarter of 2020 also contributed to the decrease year-over-year. The decrease in noninterest income year-over-year was partially offset by a net gain of $3.8 million from the sale of $95.1 million of PPP loans, and higher wire transfer fees.
The Company’s assets under management and custody (“AUM”) totaled $2.13 billion as of June 30, 2021, increasing $113.6 million, or 5.6%, from $2.02 billion as of March 31, 2021, and $416.7 million, or 24.3%, from $1.72 billion as of June 30, 2020 primarily driven by increased market value in AUM. From these increases in AUM net new assets represent $33.8 million, or 1.7%, compared to the first quarter of 2021 and $114.0 million, or 6.6%, compared to the second quarter of 2020, as the Company continues to build on its client-focused and relationship-centric strategy. Amerant remains firmly focused on growing AUM, both domestically and internationally.

Noninterest expense
Second quarter of 2021 noninterest expense was $51.1 million, up $7.5 million, or 17.2%, from $43.6 million in the first quarter of 2021. The increase was primarily driven by higher salaries and employee benefits expenses primarily as a result of $3.3 million in severance expenses in connection with (i) the departure of the Company’s Chief Operating Officer; (ii) the closing of the New York City loan production Office (“NYC LPO”), as the Company ceased to originate loans there; (iii) the Company’s decision to outsource its internal audit function; and (iv) costs in connection with the elimination of various other support function positions. Additionally, the second quarter noninterest expense includes a $0.8 million lease impairment charge in connection with the closing of the NYC LPO. Lastly, there were higher recruitment fees and advertising expenses which also contributed to the increase quarter over quarter. There was no significant offset to the increase in noninterest expense during the period.

Noninterest expense for the second quarter of 2021, increased $14.4 million, or 39.2% compared to $36.7 million in the second quarter of 2020 primarily driven by higher salaries and employee benefits due to the absence of the $7.8 million deferral of expenses in the second quarter of 2020 directly related to the origination of PPP loans in accordance with GAAP. Higher severance costs and rent expense under leases, as previously mentioned, as well as higher other noninterest expenses due to the absence of deferral costs in connection with PPP loan originations and advertising expenses also contributed to the increase year-over-year.

Core noninterest expense (non-GAAP) was $47.0 million in the second quarter of 2021, up $3.6 million, or 8.2%, from $43.4 million in the first quarter of 2021, and up $11.5 million, or 32.6%, from $35.4 million in the second quarter of 2020. Restructuring expenses totaled $4.2 million in the second quarter of 2021, compared to $0.2 million in the first quarter of 2021 and $1.3 million in the second quarter of 2020, primarily due to higher severance expenses, as described above.
The efficiency ratio was 77.8% in the second quarter of 2021, compared to 70.7% during the first quarter of 2021, and 55.6% for the second quarter of 2020. The quarter-over-quarter increase in the efficiency ratio was driven by severance expenses incurred during the second quarter of 2021 in connection with the restructuring activities and events previously referenced above. The year-over-year increase was primarily attributable to higher salaries and employee benefits due to the absence of the $7.8 million deferral of expenses in the second quarter of 2020, as explained above. Core efficiency ratio was 74.45% in the second quarter of 2021 compared to 73.35% in the first quarter of 2021 and 60.65% in the second quarter of 2020.

Amerant remains dedicated to finding new ways to increase efficiencies across the Company while simultaneously providing an enhanced banking experience for customers. As part of these continued efforts, Amerant signed partnerships with leading fintech firms in the most recent quarter, Numerated and Marstone, Inc., driving forward the Company's digital transformation. Numerated's platform is expected to improve the business lending and deposit account opening processes while Marstone's online wealth management platform is expected to further improve banking relationships by empowering Amerant customers to fully understand their financial position, plans and outlook.

Additionally, as part of Amerant’s keen focus on profitable growth, in July of 2021, the Company engaged Zimmerman Advertising as its new marketing partner demonstrating its commitment to driving brand awareness and business development.

Finally, the Company recently determined to close its banking center in Wellington, FL which is expected to be completed in the third quarter of 2021. This closure results from extensive profitability analyses of the Company’s retail banking network and current and expected individual branch contributions towards Amerant's strategic goals.

Capital Resources and Liquidity
The Company’s capital continues to be strong and well in excess of the minimum regulatory requirements to be considered “well-capitalized” at June 30, 2021.

Stockholders’ equity attributable to the Company totaled $799.1 million as of June 30, 2021, up $14.1 million, or 1.8%, from $785.0 million as of March 31, 2021. This increase in stockholder’s equity was primarily driven by net income in the second quarter of 2021 and higher valuation of the Company’s debt securities available for sale as a result of lower long-term yield curves.

Partially offsetting the increase was the $6.5 million Class B shares repurchased by the Company during the second quarter of 2021. Book value per common share increased to $21.27 at June 30, 2021 compared to $20.70 at March 31, 2021. TBV increased to $20.69 at June 30, 2021 compared to $20.13 at March 31, 2021.

As of June 30, 2021, the Company had repurchased approximately $8.4 million Class B shares since launching its Class B share repurchase program for the repurchase of up to $40 million of its Class B shares on March 11, 2021, demonstrating its commitment to increasing total return to shareholders.

Amerant’s liquidity position continues to be strong and includes cash and cash equivalents of $171.5 million at the close of the second quarter of 2021, compared to $233.5 million as of March 31, 2021. Additionally, as of June 30, 2021, the Company had $1.5 billion in available borrowing capacity with the FHLB, an increase from $1.3 billion in the first quarter of 2021.

Second Quarter 2021 Earnings Conference Call

As previously announced, the Company will hold an earnings conference call on Thursday, July 22nd, 2021 at 9:00 a.m. (Eastern Time) to discuss its second quarter 2021 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc.

The Company is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the second largest community bank headquartered in Florida. The Bank operates 25 banking centers – 18 in South Florida and 7 in the Houston, Texas area.

nCino® is a registered trademark of nCino, Inc. used in accordance with contractual terms.

Numerated® is a trademark of Numerated Growth Technologies, Inc. and is used with permission.

Marstone® is a trademark of Marstone, Inc. and is used with permission.

Zimmerman Advertising, LLC is used with permission.

Visit our investor relations page at https://investor.amerantbank.com for additional information.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2020 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including as of and for the three and six months ended June 30, 2021 and 2020, may not reflect our results of operations for our fiscal year ending, or financial condition as of December 31, 2021, or any other period of time or date.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core noninterest income”, “core noninterest expense”, “core net income (loss)”, “core net income (loss) per share (basic and diluted)”, “core return on assets (ROA)”, “core return on equity (ROE)”, and “core efficiency ratio”. This supplemental information is not required by, or are not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in

2018 and have continued into 2021, including the effect of non-core banking activities such as the sale of loans and securities, and other non-recurring actions intended to improve customer service and operating performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our unaudited and audited consolidated financial statements.

(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Consolidated Balance Sheets
Total assets	$7,532,844	$7,751,098	$7,770,893	$7,977,047	$8,130,723
Total investments	1,359,240	1,375,292	1,372,567	1,468,796	1,674,811
Total gross loans (1)	5,608,548	5,754,838	5,842,337	5,924,617	5,872,271
Allowance for loan losses	104,185	110,940	110,902	116,819	119,652
Total deposits	5,674,908	5,678,079	5,731,643	5,877,546	6,024,702
Core deposits (2)	4,041,867	3,795,949	3,690,081	3,623,647	3,590,625
Advances from the FHLB and other borrowings	808,614	1,050,000	1,050,000	1,050,000	1,050,000
Senior notes (3)	58,736	58,656	58,577	58,498	58,419
Junior subordinated debentures	64,178	64,178	64,178	64,178	64,178
Stockholders' equity (4)	799,068	785,014	783,421	829,533	830,198
Assets under management and custody (5)	2,132,516	2,018,870	1,972,321	1,762,803	1,715,804

	Three Months Ended					Six Months Ended June 30,
(in thousands, except percentages and per share amounts)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	2021	2020
Consolidated Results of Operations
Net interest income	$49,971	$47,569	$48,652	$45,348	$46,323	$97,540	$95,552
(Reversal of) provision for loan losses	(5,000)	—	—	18,000	48,620	(5,000)	70,620
Noninterest income	15,734	14,163	11,515	20,292	19,753	29,897	41,663
Noninterest expense	51,125	43,625	51,629	45,500	36,740	94,750	81,607
Net income (loss) attributable to Amerant Bancorp Inc. (6)	15,962	14,459	8,473	1,702	(15,279)	30,421	(11,897)
Effective income tax rate	22.65%	20.15%	0.76%	20.47%	20.77%	21.45%	20.75%

Common Share Data
Stockholders' book value per common share	$21.27	$20.70	$20.70	$19.68	$19.69	$21.27	$19.69
Tangible stockholders' equity (book value) per common share (7)	$20.69	$20.13	$20.13	$19.17	$19.18	$20.69	$19.18
Basic earnings (loss) per common share	$0.43	$0.38	$0.21	$0.04	$(0.37)	$0.81	$(0.28)
Diluted earnings (loss) per common share (8)	$0.42	$0.38	$0.20	$0.04	$(0.37)	$0.81	$(0.28)
Basic weighted average shares outstanding	37,330	37,618	41,326	41,722	41,720	37,473	41,953
Diluted weighted average shares outstanding (8)	37,693	37,846	41,688	42,065	41,720	37,768	41,953

	Three Months Ended					Six Months Ended June 30,
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	2021	2020
Other Financial and Operating Data (9)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (10)	2.81%	2.66%	2.61%	2.39%	2.44%	2.74%	2.55%
Net income (loss) / Average total assets (ROA) (11)	0.83%	0.76%	0.42%	0.08%	(0.75)%	0.80%	(0.30)%
Net income (loss) / Average stockholders' equity (ROE) (12)	8.11%	7.47%	4.09%	0.81%	(7.21)%	7.80%	(2.82)%
Noninterest income / Total revenue (13)	23.95%	22.94%	19.14%	30.91%	29.89%	23.46%	30.36%

Capital Indicators (%)
Total capital ratio (14)	14.17%	14.12%	13.96%	14.56%	14.34%	14.17%	14.34%
Tier 1 capital ratio (15)	12.92%	12.87%	12.71%	13.30%	13.08%	12.92%	13.08%
Tier 1 leverage ratio (16)	10.75%	10.54%	10.11%	10.52%	10.39%	10.75%	10.39%
Common equity tier 1 capital ratio (CET1) (17)	11.96%	11.90%	11.73%	12.34%	12.13%	11.96%	12.13%
Tangible common equity ratio (18)	10.35%	9.88%	9.83%	10.16%	9.97%	10.35%	9.97%

Asset Quality Indicators (%)
Non-performing assets / Total assets (19)	1.61%	1.16%	1.13%	1.08%	0.95%	1.61%	0.95%
Non-performing loans / Total loans (1) (20)	2.16%	1.56%	1.50%	1.46%	1.32%	2.16%	1.32%
Allowance for loan losses / Total non-performing loans	86.02%	123.92%	126.46%	135.09%	154.87%	86.02%	154.87%
Allowance for loan losses / Total loans (1)	1.86%	1.93%	1.90%	1.97%	2.04%	1.86%	2.04%
Net charge-offs / Average total loans (21)	0.12%	—%	0.40%	1.41%	0.13%	0.06%	0.11%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	2.67%	2.28%	2.59%	2.24%	1.81%	2.48%	2.04%
Salaries and employee benefits / Average total assets	1.61%	1.38%	1.62%	1.39%	1.06%	1.50%	1.27%
Other operating expenses/ Average total assets (22)	1.06%	0.90%	0.97%	0.85%	0.75%	0.98%	0.77%
Efficiency ratio (23)	77.80%	70.70%	85.81%	69.32%	55.60%	74.35%	59.47%
Full-Time-Equivalent Employees (FTEs) (24)	719	731	713	807	825	719	825

	Three Months Ended					Six Months Ended June 30,
(in thousands, except percentages and per share amounts)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	2021	2020
Core Selected Consolidated Results of Operations and Other Data (6)

Core pre-provision net revenue (Core PPNR)	$16,934	$15,765	$17,641	$13,387	$22,983	$32,699	$39,996
Core net income (loss)	$17,199	$12,589	$20,917	$(3,638)	$(20,321)	$29,788	$(24,270)
Core basic earnings (loss) per common share	0.46	0.33	0.50	(0.09)	(0.49)	0.79	(0.58)
Core earnings (loss) per diluted common share (7)	0.46	0.33	0.50	(0.09)	(0.49)	0.79	(0.58)
Core net income (loss) / Average total assets (Core ROA) (11)	0.90%	0.66%	1.05%	(0.18)%	(1.00)%	0.78%	(0.61)%
Core net income (loss) / Average stockholders' equity (Core ROE) (12)	8.74%	6.50%	10.08%	(1.74)%	(9.59)%	7.64%	(5.76)%
Core efficiency ratio (25)	74.45%	73.35%	71.02%	76.53%	60.65%	73.92%	66.65%

__________________
(1) Total gross loans are net of unamortized deferred loan origination fees and costs. At June 30, 2021 and March 31, 2021, total loans include $1.8 million and $1.0 million in loans held for sale, respectively. There were no loans held for sale at any of the other dates presented.
(2)     Core deposits consist of total deposits excluding all time deposits.
(3)     During the second quarter of 2020, the Company completed a $60 million offering of Senior Notes with a coupon rate of 5.75%. Senior Notes are presented net of direct issuance cost which is deferred and amortized over 5 years.
(4) On March 10, 2021, the Company’s Board of Directors approved a stock repurchase program which provides for the potential repurchase of up to $40 million of shares of the Company’s Class B common stock (the “2021 Stock Repurchase Program”). In the second and first quarters of 2021, the Company repurchased an aggregate of 386,195 and 116,037 shares of Class B common stock, respectively, at a weighted average price per share of $16.62 and $15.98, respectively, under the 2021 Stock Repurchase Program. In the fourth quarter of 2020, the Company completed a modified “Dutch auction” tender offer to purchase, for cash, up to $50.0 million of shares of its Class B common stock, and accepted to purchase 4,249,785 shares of Class B common stock in the tender offer at a price of $12.55 per share. The purchase price for this transaction was approximately $54.1 million, including $0.8 million in related fees and other expenses.
(5) Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
(6) Includes 49% minority interest of Amerant Mortgage LLC.
(7) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(8) In the three and six months periods ended June 30, 2021, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance share units (restricted stock and restricted stock units for all of the other periods shown). For the three and six month periods ended June 30, 2020, potential dilutive instruments were not included in the diluted earnings per share computation because the Company reported a net loss and their inclusion would have an antidilutive effect. For all other periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(9)     Operating data for the periods presented have been annualized.
10)     NIM is defined as NII divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(11)Calculated based upon the average daily balance of total assets.

(12)    Calculated based upon the average daily balance of stockholders’ equity.
(13)    Total revenue is the result of net interest income before provision for loan losses plus noninterest income.
(14)    Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(15)    Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020 and June 30, 2020.
(16)    Tier 1 capital divided by quarter to date average assets.
(17)CET1 capital divided by total risk-weighted assets.
(18)    Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangibles assets are included in other assets in the Company’s consolidated balance sheets.
(19)Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans, restructured loans that are considered “troubled debt restructurings” or “TDRs”, and OREO properties acquired through or in lieu of foreclosure.
(20)Non-performing loans include all accruing loans past due by 90 days or more, all nonaccrual loans and restructured loans that are considered TDRs.
(21)Calculated based upon the average daily balance of outstanding loan principal balance net of unamortized deferred loan origination fees and costs, excluding the allowance for loan losses. During the second quarter of 2021, there were net charge offs of $1.8 million. In the first quarter of 2021, there were zero net charge offs. During the third quarter of 2020, the Company charged off $19.3 million against the allowance for loan losses as result of the deterioration of one commercial loan relationship.
(22)Other operating expenses is the result of total noninterest expense less salary and employee benefits.
(23)Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and NII.
(24)As of June 30, 2021, includes 38 FTEs for Amerant Mortgage LLC.
(25)Core efficiency ratio is the efficiency ratio less the effect of restructuring costs and other adjustments, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) loan losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities, and other non-recurring actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,					Six Months Ended June 30,
(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	2021	2020

Net income (loss) attributable to Amerant Bancorp Inc.	$15,962	$14,459	$8,473	$1,702	$(15,279)	$30,421	$(11,897)
Plus: (reversal of) provision for loan losses	(5,000)	—	—	18,000	48,620	(5,000)	70,620
Plus: provision for income tax expense (benefit)	4,435	3,648	65	438	(4,005)	8,083	(3,115)
Pre-provision net revenue	15,397	18,107	8,538	20,140	29,336	33,504	55,608

Plus: restructuring costs before income tax effect	4,164	240	8,407	1,846	1,318	4,404	1,672
Less: non-routine noninterest income items	(2,627)	(2,582)	696	(8,599)	(7,671)	(5,209)	(17,284)
Core pre-provision net revenue	$16,934	$15,765	$17,641	$13,387	$22,983	$32,699	$39,996

Total noninterest income	$15,734	$14,163	$11,515	$20,292	$19,753	$29,897	$41,663
Less: Non-routine noninterest income items:
Loss on sale of the Beacon operations center (1)	—	—	(1,729)	—	—	—	—
Securities gains, net	1,329	2,582	1,033	8,599	7,737	3,911	17,357
Loss on early extinguishment of FHLB advances, net	(2,488)	—	—	—	(66)	(2,488)	(73)
Gain on sale of loans	3,786	—	—	—	—	3,786	—
Total non-routine noninterest income items	$2,627	$2,582	$(696)	$8,599	$7,671	$5,209	$17,284
Core noninterest income	$13,107	$11,581	$12,211	$11,693	$12,082	$24,688	$24,379
Total noninterest expenses	$51,125	$43,625	$51,629	$45,500	$36,740	$94,750	$81,607
Less: restructuring costs (2):
Staff reduction costs (3)	3,322	6	5,345	646	360	3,328	414
Digital transformation expenses	32	234	658	1,200	958	266	1,258
Lease impairment charge	810	—	—	—	—	810	—
Branch closure expenses	—	—	2,404	—	—	—	—
Total restructuring costs	$4,164	$240	$8,407	$1,846	$1,318	$4,404	$1,672
Core noninterest expenses	$46,961	$43,385	$43,222	$43,654	$35,422	$90,346	$79,935

Net income (loss) attributable to Amerant Bancorp Inc.	$15,962	$14,459	$8,473	$1,702	$(15,279)	$30,421	$(11,897)
Plus after-tax restructuring costs:
Restructuring costs before income tax effect	4,164	240	8,407	1,846	1,318	4,404	1,672
Income tax effect	(897)	(48)	(6,455)	(385)	(273)	(945)	(347)
Total after-tax restructuring costs	3,267	192	1,952	1,461	1,045	3,459	1,325

Less before-tax non-routine items in noninterest income:	(2,627)	(2,582)	696	(8,599)	(7,671)	(5,209)	(17,284)
Income tax effect	597	520	9,796	1,798	1,584	1,117	3,586
Total after-tax non-routine items in noninterest income	(2,030)	(2,062)	10,492	(6,801)	(6,087)	(4,092)	(13,698)
Core net income (loss)	$17,199	$12,589	$20,917	$(3,638)	$(20,321)	$29,788	$(24,270)

	Three Months Ended,					Six Months Ended June 30,
(in thousands, except percentages and per share amounts)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	2021	2020

Basic earnings (loss) per share	$0.43	$0.38	$0.21	$0.04	$(0.37)	$0.81	$(0.28)
Plus: after tax impact of restructuring costs	0.09	0.01	0.04	0.04	0.03	0.10	0.03
Less: after tax impact of non-routine items in noninterest income	(0.06)	(0.06)	0.25	(0.17)	(0.15)	(0.12)	(0.33)
Total core basic earnings (loss) per common share	$0.46	$0.33	$0.50	$(0.09)	$(0.49)	$0.79	$(0.58)

Diluted earnings (loss) per share (4)	$0.42	$0.38	$0.20	$0.04	$(0.37)	$0.81	$(0.28)
Plus: after tax impact of restructuring costs	0.09	0.01	0.05	0.04	0.03	0.09	0.03
Less: after tax impact of non-routine items in noninterest income	(0.05)	(0.06)	0.25	(0.17)	(0.15)	(0.11)	(0.33)
Total core diluted earnings (loss) per common share	$0.46	$0.33	$0.50	$(0.09)	$(0.49)	$0.79	$(0.58)

Net income (loss) / Average total assets (ROA)	0.83%	0.76%	0.42%	0.08%	(0.75)%	0.80%	(0.30)%
Plus: after tax impact of restructuring costs	0.17%	0.01%	0.11%	0.08%	0.05%	0.09%	0.04%
Less: after tax impact of non-routine items in noninterest income	(0.10)%	(0.11)%	0.52%	(0.34)%	(0.30)%	(0.11)%	(0.35)%
Core net income (loss) / Average total assets (Core ROA)	0.90%	0.66%	1.05%	(0.18)%	(1.00)%	0.78%	(0.61)%

Net income (loss) / Average stockholders' equity (ROE)	8.11%	7.47%	4.09%	0.81%	(7.21)%	7.80%	(2.82)%
Plus: after tax impact of restructuring costs	1.66%	0.10%	0.94%	0.70%	0.49%	0.88%	0.31%
Less: after tax impact of non-routine items in noninterest income	(1.03)%	(1.07)%	5.05%	(3.25)%	(2.87)%	(1.04)%	(3.25)%
Core net income (loss) / Average stockholders' equity (Core ROE)	8.74%	6.50%	10.08%	(1.74)%	(9.59)%	7.64%	(5.76)%

Efficiency ratio	77.81%	70.67%	85.81%	69.32%	55.60%	74.35%	59.47%
Less: impact of restructuring costs	(6.34)%	(0.39)%	(13.97)%	(2.81)%	(1.99)%	(3.46)%	(1.21)%
Plus: after tax impact of non-routine items in noninterest income	2.98%	3.07%	(0.82)%	10.02%	7.04%	3.03%	8.39%
Core efficiency ratio	74.45%	73.35%	71.02%	76.53%	60.65%	73.92%	66.65%

Stockholders' equity	$799,068	$785,014	$783,421	$829,533	$830,198	$799,068	$830,198
Less: goodwill and other intangibles	(21,969)	(21,515)	(21,561)	(21,607)	(21,653)	(21,969)	(21,653)
Tangible common stockholders' equity	$777,099	$763,499	$761,860	$807,926	$808,545	$777,099	$808,545
Total assets	7,532,844	7,751,098	7,770,893	7,977,047	8,130,723	7,532,844	8,130,723
Less: goodwill and other intangibles	(21,969)	(21,515)	(21,561)	(21,607)	(21,653)	(21,969)	(21,653)
Tangible assets	$7,510,875	$7,729,583	$7,749,332	$7,955,440	$8,109,070	$7,510,875	$8,109,070
Common shares outstanding	37,563	37,922	37,843	42,147	42,159	37,563	42,159
Tangible common equity ratio	10.35%	9.88%	9.83%	10.16%	9.97%	10.35%	9.97%
Stockholders' book value per common share	$21.27	$20.70	$20.70	$19.68	$19.69	$21.27	$19.69
Tangible stockholders' book value per common share	$20.69	$20.13	$20.13	$19.17	$19.18	$20.69	$19.18

____________
(1)     The Company leased-back the property for a 2-year term.
(2)     Expenses incurred for actions designed to implement the Company’s strategy as a new independent company. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(3) In the second quarter of 2021, includes expenses in connection with the departure of the Company’s Chief Operating Officer and the elimination of various other support function positions, including the NYC LPO. In the fourth quarter of 2020, the Board of Directors of the Company adopted a voluntary early retirement plan for certain eligible long-term employees and an involuntary severance plan for certain other positions consistent with the Company’s effort to streamline operations and better align its operating structure with its business activities. 31 employees elected to participate in the voluntary plan, all of whom retired on or before December 31, 2020. The involuntary plan impacted 31 employees most of whom no longer worked for the Company and/or its subsidiaries by December 31, 2020. On December 28, 2020, the Company determined the termination costs and annual savings related to the voluntary and involuntary plans. The Company incurred approximately $3.5 million and $1.8 million in one-time termination costs in the fourth quarter of 2020 in connection with the voluntary and involuntary plans, respectively, the majority of which will be paid over time in the form of installment payments until December 2021. The Company estimates that the voluntary and involuntary plans will yield estimated annual savings of approximately $4.2 million and $5.5 million, respectively, for combined estimated annual savings of approximately $9.7 million beginning in 2021.
(4) In the three and six month periods ended June 30, 2021, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance share units (restricted stock and restricted stock units for all of the other periods shown). For the three and six month periods ended June 30, 2020, potential dilutive instruments were not included in the diluted earnings per share computation because the Company reported a net loss and their inclusion would have an antidilutive effect. For all other periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)	$5,526,727	$53,612	3.89%	$5,678,547	$52,771	3.77%	$5,712,548	$53,483	3.77%
Debt securities available for sale (2)	1,180,766	6,393	2.17%	1,207,764	6,495	2.18%	1,545,335	9,283	2.42%
Debt securities held to maturity (3)	97,208	481	1.98%	67,729	302	1.81%	68,237	308	1.82%
Debt securities held for trading	258	2	3.11%	104	1	3.90%	—	—	—%
Equity securities with readily determinable fair value not held for trading	24,010	75	1.25%	24,225	84	1.41%	24,303	121	2.00%
Federal Reserve Bank and FHLB stock	51,764	548	4.25%	63,781	625	3.97%	69,801	916	5.28%
Deposits with banks	239,951	62	0.10%	205,355	51	0.10%	215,406	56	0.10%
Total interest-earning assets	7,120,684	61,173	3.45%	7,247,505	60,329	3.38%	7,635,630	64,167	3.38%
Total non-interest-earning assets less allowance for loan losses	559,807			498,754			512,569
Total assets	$7,680,491			$7,746,259			$8,148,199

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,292,612	$123	0.04%	$1,258,301	$113	0.04%	$1,122,405	$104	0.04%
Money market	1,310,133	931	0.29%	1,236,026	966	0.32%	1,112,363	1,521	0.55%
Savings	373,723	14	0.02%	318,800	14	0.02%	320,644	48	0.06%
Total checking and saving accounts	2,976,468	1,068	0.14%	2,813,127	1,093	0.16%	2,555,412	1,673	0.26%
Time deposits	1,789,517	6,327	1.42%	1,956,559	7,360	1.53%	2,484,219	12,406	2.01%
Total deposits	4,765,985	7,395	0.62%	4,769,686	8,453	0.72%	5,039,631	14,079	1.12%
Securities sold under agreements to repurchase	440	1	0.91%	—	—	—%	474	—	—%
Advances from the FHLB and other borrowings (4)	922,050	2,255	0.98%	1,050,000	2,758	1.07%	1,163,022	3,110	1.08%
Senior notes	58,697	942	6.44%	58,618	942	6.52%	5,136	84	6.58%
Junior subordinated debentures	64,178	609	3.81%	64,178	607	3.84%	64,178	571	3.58%
Total interest-bearing liabilities	5,811,350	11,202	0.77%	5,942,482	12,760	0.87%	6,272,441	17,844	1.14%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	937,275			925,266			916,980
Accounts payable, accrued liabilities and other liabilities	142,226			93,450			106,738
Total non-interest-bearing liabilities	1,079,501			1,018,716			1,023,718
Total liabilities	6,890,851			6,961,198			7,296,159
Stockholders’ equity	789,640			785,061			852,040
Total liabilities and stockholders' equity	$7,680,491			$7,746,259			$8,148,199
Excess of average interest-earning assets over average interest-bearing liabilities	$1,309,334			$1,305,023			$1,363,189
Net interest income		$49,971			$47,569			$46,323
Net interest rate spread			2.68%			2.51%			2.24%
Net interest margin (5)			2.81%			2.66%			2.44%
Cost of total deposits (6)			0.52%			0.60%			0.95%
Ratio of average interest-earning assets to average interest-bearing liabilities	122.53%			121.96%			121.73%
Average non-performing loans/ Average total loans	1.84%			1.54%			0.87%

	Six Months Ended
	June 30, 2021			June 30, 2020
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)	$5,602,218	$106,383	3.83%	$5,643,088	$113,271	4.04%
Debt securities available for sale (2)	1,192,342	12,888	2.18%	1,547,418	18,781	2.44%
Debt securities held to maturity (3)	82,550	783	1.91%	70,355	708	2.02%
Debt securities held for trading	181	3	3.34%	—	—	—%
Equity securities with readily determinable fair value not held for trading	24,117	159	1.33%	24,178	252	2.10%
Federal Reserve Bank and FHLB stock	57,650	1,173	4.10%	70,497	1,952	5.57%
Deposits with banks	222,749	113	0.10%	193,627	518	0.54%
Total interest-earning assets	7,181,807	121,502	3.41%	7,549,163	135,482	3.61%
Total non-interest-earning assets less allowance for loan losses	532,232			500,363
Total assets	$7,714,039			$8,049,526

Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,302,603	$236	0.04%	$1,097,489	$239	0.04%
Money market	1,273,284	1,897	0.30%	1,124,432	4,770	0.85%
Savings	320,903	28	0.02%	321,663	65	0.04%
Total checking and saving accounts	2,896,790	2,161	0.15%	2,543,584	5,074	0.40%
Time deposits	1,872,577	13,687	1.47%	2,472,646	25,890	2.11%
Total deposits	4,769,367	15,848	0.67%	5,016,230	30,964	1.24%
Securities sold under agreements to repurchase	221	1	0.91%	237	—	—%
Advances from the FHLB and other borrowings (4)	985,672	5,013	1.03%	1,179,368	7,522	1.28%
Junior subordinated debentures	64,178	1,216	3.82%	68,650	1,360	3.98%
Senior notes	58,658	1,884	6.48%	2,568	84	6.58%
Total interest-bearing liabilities	5,878,096	23,962	0.82%	6,267,053	39,930	1.28%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	931,291			836,782
Accounts payable, accrued liabilities and other liabilities	118,021			97,816
Total non-interest-bearing liabilities	1,049,312			934,598
Total liabilities	6,927,408			7,201,651
Stockholders’ equity	786,631			847,875
Total liabilities and stockholders' equity	$7,714,039			$8,049,526
Excess of average interest-earning assets over average interest-bearing liabilities	$1,303,711			$1,282,110
Net interest income		$97,540			$95,552
Net interest rate spread			2.59%			2.33%
Net interest margin (5)			2.74%			2.55%
Cost of total deposits			0.56%			1.06%
Ratio of average interest-earning assets to average interest-bearing liabilities	122.18%			120.46%
Average non-performing loans/ Average total loans	1.69%			0.73%

_______________
(1) Average non-performing loans of $103.6 million, $89.2 million and $50.4 million for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively, and $96.4 million and $41.6 million in the six months ended June 30, 2021 and 2020, respectively, are included in the average loan portfolio, net. Interest income that would have been recognized on these non-performing loans totaled $0.9 million, $0.8 million and $0.6 million, in the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively, and $1.7 million and $1.1 million in the six months ended June 30, 2021 and 2020, respectively.
(2)    Includes nontaxable securities with average balances of $27.3 million, $54.7 million and $62.2 million for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively, and $47.9 million and $55.8 million in the six months ended June 30, 2021 and 2020, respectively. The tax equivalent yield for these nontaxable securities was 2.15%, 3.80% and 3.77% for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively, and 2.77% and 3.82% for the six months ended June 30, 2021 and 2020, respectively. In 2021 and 2020, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.
(3)    Includes nontaxable securities with average balances of $52.2 million, $56.6 million and $68.2 million for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively, and $54.4 million and $70.4 million in the six months ended June 30, 2021 and 2020, respectively. The tax equivalent yield for these nontaxable securities was 2.19%, 2.40% and 2.30% for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively, and 2.30% and 2.56% for the six months ended June 30, 2021 and 2020, respectively. In 2021 and 2020, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(4)    The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
(5)    NIM is defined as net interest income divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(6)    Calculated based upon the average balance of total noninterest bearing and interest bearing deposits.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Six Months Ended June 30,
	June 30, 2021		March 31, 2021		June 30, 2020		2021		2020
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,284	27.2%	$4,106	29.0%	$3,438	17.4%	$8,390	28.1%	$7,728	18.6%
Brokerage, advisory and fiduciary activities	4,431	28.2%	4,603	32.5%	4,325	21.9%	9,034	30.2%	8,458	20.3%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,368	8.7%	1,356	9.6%	1,427	7.2%	2,724	9.1%	2,841	6.8%
Cards and trade finance servicing fees	388	2.5%	339	2.4%	273	1.4%	727	2.4%	668	1.6%
Loss on early extinguishment of FHLB advances, net	(2,488)	(15.8)%	—	—%	(66)	(0.3)%	(2,488)	(8.3)%	(73)	(0.2)%
Securities gains, net (2)	1,329	8.5%	2,582	18.2%	7,737	39.2%	3,911	13.1%	17,357	41.7%
Other noninterest income (3)	6,404	40.7%	1,177	8.3%	2,619	13.2%	7,581	25.4%	4,684	11.2%
Total noninterest income	$15,734	100.0%	$14,163	100.0%	$19,753	100.0%	$29,897	100.0%	$41,663	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable.
(2) Includes net gain on sale of securities of $1.3 million, $2.9 million and $7.5 million during the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively, and unrealized gains of $22 thousand, unrealized losses of $0.4 million and unrealized gains of $0.2 million during the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively, related to the change in market value of mutual funds.
(3)    Includes a gain of $3.8 million on the sale of PPP loans in the three and six month periods ended June 30, 2021. In addition, includes rental income, income from derivative and foreign currency exchange transactions with customers, and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense
This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Six Months Ended June 30,
	June 30, 2021		March 31, 2021		June 30, 2020		2021		2020
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$30,796	60.2%	$26,427	60.6%	$21,570	58.7%	$57,223	60.4%	$50,896	62.4%
Occupancy and equipment (2)	5,342	10.4%	4,488	10.3%	4,220	11.5%	9,830	10.4%	8,023	9.8%
Professional and other services fees (3)	4,693	9.2%	3,784	8.7%	3,965	10.8%	8,477	9.0%	6,919	8.5%
Telecommunications and data processing	3,515	6.9%	3,727	8.5%	3,157	8.6%	7,242	7.6%	6,621	8.1%
Depreciation and amortization	1,872	3.7%	1,786	4.1%	1,960	5.3%	3,658	3.9%	3,919	4.8%
FDIC assessments and insurance	1,702	3.3%	1,755	4.0%	1,240	3.4%	3,457	3.7%	2,358	2.9%
Other operating expenses (4)	3,205	6.3%	1,658	3.8%	628	1.7%	4,863	5.1%	2,871	3.5%
Total noninterest expense	$51,125	100.0%	$43,625	100.0%	$36,740	100.0%	$94,750	100.0%	$81,607	100.0%
___________
(1) Includes severance of $3.3 million in three months ended June 30, 2021 in connection with the departure of the Company’s COO and other actions, and $1.0 million and $0.5 million in the three months ended June 30, 2021 and March 31, 2021, respectively, in connection with a Long Term Incentive Compensation Program adopted in the first quarter of 2021.
(2) Includes $0.8 million of ROU asset impairment associated with lease in NYC for loan production office.
(3) Other services fees include expenses on derivative contracts.
(4) Includes advertising, marketing, charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Assets
Cash and due from banks	$45,198	$37,744	$30,179	$34,091	$35,651
Interest earning deposits with banks	126,314	195,755	184,207	193,069	181,698
Cash and cash equivalents	171,512	233,499	214,386	227,160	217,349
Securities
Debt securities available for sale	1,194,068	1,190,201	1,225,083	1,317,724	1,519,784
Debt securities held to maturity	93,311	104,657	58,127	61,676	65,616
Trading securities	198	—	—	—	—
Equity securities with readily determinable fair value not held for trading	23,988	23,965	24,342	24,381	24,425
Federal Reserve Bank and Federal Home Loan Bank stock	47,675	56,469	65,015	65,015	64,986
Securities	1,359,240	1,375,292	1,372,567	1,468,796	1,674,811
Mortgage loans held for sale (at fair value)	1,775	1,044	—	—	—
Loans held for investment, gross	5,606,773	5,753,794	5,842,337	5,924,617	5,872,271
Less: Allowance for loan losses	104,185	110,940	110,902	116,819	119,652
Loans held for investment, net	5,502,588	5,642,854	5,731,435	5,807,798	5,752,619
Bank owned life insurance	220,271	218,903	217,547	216,130	214,693
Premises and equipment, net	108,708	109,071	109,990	126,895	128,327
Deferred tax assets, net	13,516	15,607	11,691	16,206	15,647
Goodwill	19,506	19,506	19,506	19,506	19,506
Accrued interest receivable and other assets (1)	135,728	135,322	93,771	94,556	107,771
Total assets	$7,532,844	$7,751,098	$7,770,893	$7,977,047	$8,130,723
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$1,065,622	$977,595	$872,151	$916,889	$956,351
Interest bearing	1,293,626	1,324,127	1,230,054	1,210,639	1,186,613
Savings and money market	1,682,619	1,494,227	1,587,876	1,496,119	1,447,661
Time	1,633,041	1,882,130	2,041,562	2,253,899	2,434,077
Total deposits	5,674,908	5,678,079	5,731,643	5,877,546	6,024,702
Advances from the Federal Home Loan Bank	808,614	1,050,000	1,050,000	1,050,000	1,050,000
Senior notes	58,736	58,656	58,577	58,498	58,419
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178	64,178
Accounts payable, accrued liabilities and other liabilities (1)	127,340	115,171	83,074	97,292	103,226
Total liabilities	6,733,776	6,966,084	6,987,472	7,147,514	7,300,525

Stockholders’ equity
Class A common stock	2,904	2,904	2,882	2,886	2,887
Class B common stock	853	892	904	1,329	1,329
Additional paid in capital	299,547	304,448	305,569	359,553	359,028
Retained earnings	472,823	456,861	442,402	433,929	432,227
Accumulated other comprehensive income	23,758	19,909	31,664	31,836	34,727
Total stockholders' equity before noncontrolling interest	799,885	785,014	783,421	829,533	830,198
Noncontrolling interest	(817)	—	—	—	—
Total stockholders' equity	799,068	785,014	783,421	829,533	830,198
Total liabilities and stockholders' equity	$7,532,844	$7,751,098	$7,770,893	$7,977,047	$8,130,723

__________
(1) As of June, 30 2021 and March 31, 2021, includes the effect of adopting ASU 2016-02 (Leases) in the first quarter of 2021.

Exhibit 7 - Loans
Loans by Type

The loan portfolio consists of the following loan classes:

(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Real estate loans
Commercial real estate
Non-owner occupied	$1,699,876	$1,713,967	$1,749,839	$1,797,230	$1,841,075
Multi-family residential	658,022	722,783	737,696	853,159	823,450
Land development and construction loans	361,077	351,502	349,800	335,184	284,766
	2,718,975	2,788,252	2,837,335	2,985,573	2,949,291
Single-family residential	616,545	625,298	639,569	597,280	589,713
Owner occupied	943,342	940,126	947,127	937,946	938,511
	4,278,862	4,353,676	4,424,031	4,520,799	4,477,515
Commercial loans	1,003,411	1,104,594	1,154,550	1,197,156	1,247,455
Loans to financial institutions and acceptances	13,672	16,658	16,636	16,623	16,597
Consumer loans and overdrafts	310,828	278,866	247,120	190,039	130,704
Total loans	$5,606,773	$5,753,794	$5,842,337	$5,924,617	$5,872,271

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans and other real estate owned, or OREO, at the dates presented. Non-performing loans consist of (i) nonaccrual loans; (ii) accruing loans 90 days or more contractually past due as to interest or principal; and (iii) restructured loans that are considered TDRs.

(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Non-Accrual Loans(1)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$48,347	$8,515	$8,219	$8,289	$8,426
Multi-family residential	9,928	11,369	11,340	1,484	—
	58,275	19,884	19,559	9,773	8,426
Single-family residential	7,174	10,814	10,667	11,071	7,975
Owner occupied	11,277	12,527	12,815	14,539	11,828
	76,726	43,225	43,041	35,383	28,229
Commercial loans (2)	43,876	45,282	44,205	50,991	48,961
Consumer loans and overdrafts	198	270	233	104	70
Total Non-Accrual Loans	$120,800	$88,777	$87,479	$86,478	$77,260

Past Due Accruing Loans(3)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$—	$743	$—	$—	$—
Single-family residential	20	—	—	1	—
Owner occupied	—	—	220	—	—
Commercial	295	—	—	—	—
Consumer loans and overdrafts	4	3	1	1	—
Total Past Due Accruing Loans	319	746	221	2	—
Total Non-Performing Loans	121,119	89,523	87,700	86,480	77,260
Other Real Estate Owned	400	400	427	42	42
Total Non-Performing Assets	$121,519	$89,923	$88,127	$86,522	$77,302

__________________
(1)    Includes loan modifications that met the definition of TDRs which may be performing in accordance with their modified loan terms. As of June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020 and June 30, 2020, non-performing TDRs include $9.6 million, $9.8 million, $8.4 million, $9.0 million and $9.3 million, respectively, in a multiple loan relationship to a South Florida borrower.
(2)    As of June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020 and June 30, 2020, includes $19.6 million, $19.6 million, $19.6 million, $19.6 million, and $39.8 million, respectively, in a commercial relationship placed in nonaccrual status during the second quarter of 2020. During the third quarter of 2020, the Company charged off $19.3 million against the allowance for loan losses as result of the deterioration of this commercial relationship.
(3)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans by credit quality indicators. We have no purchased credit-impaired loans.

	June 30, 2021				March 31, 2021				June 30, 2020
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$32,858	$36,040	$12,306	$81,204	$45,206	$5,684	$3,576	$54,466	$2,127	$7,242	$1,936	$11,305
Multi-family residential	—	9,928	—	9,928	—	11,369	—	11,369	—	—	—	—
Land development and construction loans	—	—	—	—	—	—	—	—	7,196	—	—	7,196
	32,858	45,968	12,306	91,132	45,206	17,053	3,576	65,835	9,323	7,242	1,936	18,501
Single-family residential	—	7,194	—	7,194	—	10,814	—	10,814	—	8,127	—	8,127
Owner occupied	19,456	11,375	—	30,831	21,045	12,627	—	33,672	7,884	14,142	—	22,026
	52,314	64,537	12,306	129,157	66,251	40,494	3,576	110,321	17,207	29,511	1,936	48,654
Commercial loans (2)	40,151	23,055	22,546	85,752	43,313	21,045	25,917	90,275	5,664	35,211	20,822	61,697
Consumer loans and overdrafts	—	201	—	201	—	298	—	298	—	81	—	81
	$92,465	$87,793	$34,852	$215,110	$109,564	$61,837	$29,493	$200,894	$22,871	$64,803	$22,758	$110,432
__________
(1) There were no loans categorized as “Loss” as of the dates presented.
(2) Loan balances as of June 30, 2021, March 31, 2021 and June 30, 2020, include $19.6 million, $19.6 million and $39.8 million, respectively, in a commercial relationship placed in nonaccrual status and downgraded during the second quarter of 2020. As of June 30, 2021, March 31, 2021 and June 30, 2020, Substandard loans include $7.3 million, $7.3 million and $20.5 million, respectively, and doubtful loans include $12.3 million, $12.3 million and $19.3 million, respectively, related to this commercial relationship. During the third quarter of 2020, the Company charged off $19.3 million against the allowance for loan losses as result of the deterioration of this commercial relationship.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Domestic	$3,140,541	$3,175,522	$3,202,936	$3,310,343	$3,432,971
Foreign:
Venezuela	2,075,658	2,088,519	2,119,412	2,169,621	2,202,340
Others	458,709	414,038	409,295	397,582	389,391
Total foreign	2,534,367	2,502,557	2,528,707	2,567,203	2,591,731
Total deposits	$5,674,908	$5,678,079	$5,731,643	$5,877,546	$6,024,702